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                                                                    Exhibit 99.2




                      [INTEGRATED INFORMATION SYSTEM LOGO]





                                January 11, 2000





Dear Mary:

    As we discussed, the Company is in the process of preparing for its initial public offering. (Please note that this is a highly confidential matter and, until our filing is made, cannot be disclosed to anyone). In any event, we would like to include the enclosed project description, screen shot and case study regarding our relationship with your company in our public filing. We are in final draft stages so the wording will not change substantially from the enclosed materials. Would you please review the enclosure, provide us with any comments on it, and consent to our inclusion of this information by signing below.

    We have very much enjoyed our relationship with you, and appreciate your prompt response to this matter.


                                    Very truly yours,

                                    /s/ Andrew Johnson
                                   ---------------------
                                    Andrew Johnson
                                    V.P., Communications


Consented to this ___ day of ________ (with the changes noted on the attachment, if applicable).

Company: CSK Auto
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By: (Illegible Signature)
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Its:    SVP/CIO
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